UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________________________________________________________
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 12, 2013

Alliant Techsystems Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-10582	41-1672694
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1300 Wilson Boulevard, Suite 400 Arlington, Virginia	22209-2307
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 412-5960

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17 CFR 240.13e-4(c))

Item 2.04.  Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

(a)           Under the terms of the indenture governing Alliant Techsystems Inc.'s ("ATK") 3.00% Convertible Senior Subordinated Notes, $200 million original aggregate principal amount (of which $199.5 million is outstanding), that mature on August 15, 2024 (the “3.00% Convertible Notes”), the holders of the 3.00% Convertible Notes are entitled to convert their notes if, during any fiscal quarter, the last reported sale price of ATK’s common stock is greater than or equal to 130% of the conversion price, which is currently $99.45, for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter.  This condition was satisfied on December 12, 2013.  The conversion rate is 13.0717 shares of ATK common stock per $1,000 principal amount of these notes (a conversion price of $76.50). Accordingly, the 3.00% Convertible Notes will be convertible at any time at the option of the holder from December 30, 2013 through March 31, 2014, and will remain convertible so long as ATK’s stock price continues to meet the 130%-of-conversion-price condition, as described above. The indenture requires ATK to satisfy 100% of the principal amount of these notes solely in cash, with any amounts above the principal amount to be satisfied in cash, common stock, or a combination of cash and common stock, at the sole election of ATK.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIANT TECHSYSTEMS INC.

	By:	/s/ Neal S. Cohen
	Name:	Neal S. Cohen
	Title:	Executive Vice President and Chief Financial Officer

Date: December 13, 2013

3